Exhibit 99.1

Contact:

Rod Hise

The Luminis Group Ltd for Exact Sciences Corp.

608-807-4607

rod@luminisgroup.com

For Immediate Release

Exact Sciences reports second-quarter 2013 financial results

MADISON, Wis., July 23, 2013 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended June 30, 2013.

Exact reported total revenues of $1.0 million for the second quarter of 2013, compared to total revenues of $1.0 million during the same period of 2012.  Total revenues for the six-month period ended June 30, 2013, were $2.1 million, compared to $2.1 million during the first six months of 2012.

Exact reported a net loss of ($12.3) million, or ($0.19) a share, for the second quarter of 2013. The company had a net loss of ($14.8) million, or ($0.26) a share, for the same period of 2012.  The net loss for the six-month period ended June 30, 2013, was ($23.2) million, or ($0.36) a share.  The company’s net loss for the same period of 2012 was ($25.5) million, or ($0.45) a share.

Operating expenses for the quarter ended June 30, 2013, were $13.4 million, compared to $15.9 million for the same period of 2012.  Operating expenses for the first six months of 2013 totaled $25.3 million, compared to $27.7 million during the same period of 2012.

Exact ended the second quarter of 2013 with cash, cash equivalents and marketable securities of $157.7 million, compared to $108.1 million at Dec. 31, 2012.

“With the completion of Exact’s submission to the FDA for Cologuard, our colorectal cancer screening test, the company’s top priorities are commercial readiness and operational excellence,” said Kevin T. Conroy, the company’s president and CEO.  “The entire team at Exact is focused on building a strong foundation from which we can launch Cologuard, pending FDA approval.  All of us understand the potential impact of Cologuard and we look forward to bringing it to patients.”

Second-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, July 23, 2013, at 10 a.m. ET to discuss second-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 85067696. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expectations concerning our ability to secure FDA approval of our Cologuard test, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Statements of Operation Data

(Amounts in thouands, except per share data)

	Three Months Ended
	June 30,
	2013	2012

License fees	1,036	1,036

Operating Expenses:
Research and development	6,457	12,202
General and administrative	3,628	2,393
Sales and marketing	3,302	1,331
	13,387	15,926

Loss from operations	(12,351)	(14,890)

Investment income	55	59
Interest expense	(18)	(5)

Net loss	$(12,314)	$(14,836)

Net loss per share - basic and diluted	$(0.19)	$(0.26)

Weighted average common shares outstanding - basic and diluted	64,699	57,037

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Balance Sheet Data

(Amounts in thousands)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$21,518	$13,345
Marketable securities	136,211	94,776
Prepaid expenses and other current assets	1,087	593
Property and equipment, net	4,394	3,405
Total assets	$163,210	$112,119

Liabilities and stockholders’ equity
Total current liabilities	$8,019	$11,455
Long term debt	1,000	1,000
Long term accrued interest	73	63
Obligations under capital lease, less current portion	538	711
Deferred license fees, less current portion	—	295
Total stockholders’ equity	153,580	98,595
Total liabilities and stockholders’ equity	$163,210	$112,119